As filed with the Securities and Exchange Commission on
                              Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               -------------------

                                   Form S-8/A

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                               -------------------


                               SYNERGY BRANDS INC.
                             -----------------------
               (Exact name of Issuer as specified in its charter)

          Delaware                                             22-2993066
---------------------------------                      ------------------------
(State or other jurisdiction of                        (I.R.S. Employer ID No.)
incorporation or organization)

                      40 Underhill Blvd., Syosset, NY 11791
       ------------------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)

       KRANTOR CORPORATION 1994 SERVICES AND CONSULTING COMPENSATION PLAN
       ------------------------------------------------------------------
                            (full title of the plan)

                       Mr. Henry J. Platek, Jr., President
                               Synergy Brands Inc.
                      40 Underhill Blvd., Syosset, NY 11791

                                  (516)682-1980
                               ------------------
           telephone number, including area code, of agent for service

                Please send all copies of all correspondence to:

                             Randall J. Perry, Esq.
                      159 Park Avenue, Rutherford, NJ 07070

                         CALCULATION OF REGISTRATION FEE

                                              Proposed           Proposed
Title of                                      maximum            maximum             Amount of
securities                 Amount             offering           aggregate         registration
to be                      to be              price              offering              fee
registered              registered            per share (1)       price (1)

Common Stock              1,600,000           $ 4.49             $7,184,000          $1,437.00
$.001 par value           shares
per share

Total                     1,600,000           $ 4.49             $7,184,000          $1,437.00
                          shares


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(b) and (c) on the basis of the average of the high ($6.47) and the low ($2.50) sales price per share of the Common Stock of Synergy Brands Inc. on March 31, 1999 as reported by the NASDAQ National Market System.

  Page 1 of 17 pages contained in the sequential numbering system; the Exhibit Index may be found on page 4 of the sequential numbering system.

INTRODUCTION

The purpose for this amendment is to clarify that the increase in common stock registered per this registration statement under and as part of the Krantor Corporation (now known as Synergy Brands Inc.) 1994 Services and Consulting Compensation Plan, as amended is 1,600,000 shares, and the Plan, with such additional shares, now comprises 6,100,000 shares. The original Plan was comprised of 600,000 shares which was subsequently increased by 1, 900,000 shares in August 1996, and again by the last amendment increased by an additional 2,000,000 shares in February 1997, the Plan being increased in the aggregate to a total of 4,500,000 prior to this amendment. This Amendment when implemented will increased the amount of the Company's common stock subject to the Plan to 6,100,000. Exhibit 99.1 herein has been amended to show the last amendment to the Plan as increasing the amount of stock subject to the Plan by 1,600,000 shares. The balance of the Form S-8 to which this is an amendment remains unchanged.

Item 8.  Exhibits.
         ---------

         The following are filed as exhibits to this Registration Statement or incorporated herein by reference:

Exhibit No.                      Description

5.1                Opinion of Randall J. Perry, Esq. (1)

23.1 Consent of Belew Averitt LLP, independent public accountants (1)

23.2 Consent of Randall J. Perry, Esq. (contained in the opinion filed as Exhibit 5.1)

99.1 Krantor Corporation 1994 Services and Consulting Compensation Plan as amended (2)

(1)  Same-no change as in S-8 filing to which this is an amendment

(2) Exhibit corrected to clarify last amendment as for additional 1,600,000 shares to increase the Plan to 6, 100,000 shares

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deer Park, State of New York, on this 27th day of May, 1999.

                                       SYNERGY BRANDS INC.



                                        By: /s/ Henry J. Platek, Jr.
                                        ------------------------------------
                                                Henry J. Platek, Jr., Pres.


                                POWER OF ATTORNEY

         KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Henry J. Platek and Mair Faibish, or either one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution for him and in his name, place and stead, in any and all capacities, to sign any and all pre or post effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                   Title                   Date

/s/ Henry J. Platek, Jr.
----------------------------    Director and Pres. (Prin-       May 27, 1999
    Henry J. Platek, Jr.        cipal Executive Officer)

/s/ Mair Faibish
----------------------------    Director, Vice President and    May 27, 1999
    Mair Faibish                Chief Financial Officer

/s/ Mitchell Gerstein
----------------------------    Director, Vice Pres.,           May 27, 1999
    Mitchell Gerstein           Secretary, and Treasurer


----------------------------    Director
    Dominic A. Marsicovetere


----------------------------    Director
    Michael Ferrone


                                  EXHIBIT INDEX


Exhibit No.                  Description
Numbered Doc.


5.1                 Opinion of Randall J. Perry, Esq.   (1)

23.1                Consent of Belew Averitt LLP,
                    independent public accountants  (1)

23.2                Consent of Randall J. Perry, Esq.
                    (contained in the opinion filed as
                    Exhibit 5.1)

99.1                Krantor Corporation 1994 Services and
                    Consulting Compensation Plan as amended (2)

(1)  Same-no change as in S-8 filing to which this is an amendment

(2) Exhibit corrected to clarify last amendment as for additional 1,600,000 shares to increase the Plan to 6, 100,000 shares